Exhibit 11
                               THERMO SENTRON INC.

                        Computation of Earnings per Share


                               Three Months Ended          Six Months Ended
                            ------------------------   ------------------------

                              June 29,       July 1,     June 29,       July 1,
                                  1996          1995         1996          1995
- -------------------------------------------------------------------------------
Computation of Primary
  Earnings per Share:

Net Income (a)              $1,460,000    $1,120,000   $2,202,000    $1,828,000
                            ----------    ----------   ----------    ----------
Shares:
  Weighted average shares
    outstanding              9,846,154     7,000,000    8,423,077     7,000,000

  Add: Shares issuable
       from assumed
       exercise of
       options (as
       determined by
       the application
       of the treasury
       stock method)                 -        27,000       13,500        27,000
                            ----------    ----------   ----------    ----------
  Weighted average
    shares outstanding,
    as adjusted (b)          9,846,154     7,027,000    8,436,577     7,027,000
                            ----------    ----------   ----------    ----------

Primary Earnings per
  Share (a) / (b)           $      .15    $      .16   $      .26    $      .26
                            ==========    ==========   ==========    ==========